Exhibit 5.1

Our ref         MCR/649878/16385534v3

CDC Software Corporation PO Box 309 Ugland House Grand Cayman KY1-1104 Cayman Islands	Direct: +1 345 814 5423 Cell: + 1 345 525 5423 E-mail: matt.roberts@maplesandcalder.com

[—] 2009

Dear Sirs

CDC Software Corporation (the “Company”)

We have acted as Cayman Islands counsel to the Company to provide this legal opinion in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933 (the “Act”), as amended, (File number[—]) (the “Registration Statement”) related to the offering and sale of up to 4,800,000 American Depositary Shares representing 4,800,000 class A ordinary shares, par value US$0.001 per share, (the “Shares”). This opinion is given in accordance with the terms of the Legal Matters section of the Registration Statement.

1	DOCUMENTS REVIEWED

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	the Certificate of Incorporation and the Memorandum and Articles of Association of the Company as registered or adopted on 10 March 2009 and the Amended and Restated Memorandum and Articles of Association of the Company as adopted on [—] 2009;

1.2	the [minutes of the meeting of the board of directors held on [—] 2009] [written resolutions of the directors of the Company dated [—] 2009];

1.3	a Certificate of Good Standing issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”);

1.4	a copy of the undertaking as to tax concessions issued by the Governor-in-Cabinet dated 31 March 2009;

1.5	a certificate from a director of the Company (the “Director’s Certificate”); and

1.6	the Registration Statement.

2	ASSUMPTIONS

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals;

2.2	all signatures, initials and seals are genuine;

2.3	no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Shares.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.

3	OPINIONS

3.1	The Company has been duly incorporated and is validly existing and in good standing under the laws of the Cayman Islands.

3.2	The Shares to be offered and issued by the Company as contemplated by the Registration Statement have been duly authorised for issue, and when issued by the Company against payment in full, of the consideration, in accordance with the terms set out in the Registration Statement and duly registered in the Company’s register of members (shareholders), such Shares will be validly issued, fully paid and non-assessable.

3.3	No stamp duty, capital duty, registration or other issue or documentary taxes are payable in the Cayman Islands on the creation, issuance or delivery by the Company of the Shares. The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. There are currently no Cayman Islands’ taxes or duties of any nature on gains realised on a sale, exchange, conversion, transfer or redemption of the Shares.

3.4	The Company has applied for and has obtained an undertaking from the Governor of the Cayman Islands that no law enacted in the Cayman Islands during the period of 20 years from the date of the undertaking imposing any tax to be levied on profits, income, gains or appreciation shall apply to the Company or its operations and no such tax or any tax in the nature of estate duty or inheritance tax shall be payable (directly or by way of withholding) on the shares, debentures or other obligations of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion is addressed to you and may be relied upon by you and your counsel. This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

MAPLES and CALDER

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